Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	June 3, 2005
Contact:	Hazel S. Farmer
(804) 435-4101 or 1-800-435-1140

BAY BANKS HOLDS ANNUAL MEETING;

RECORD ASSETS REPORTED

Bay Banks of Virginia, Inc. (OTCBB: BAYK) holding company for Bank of Lancaster and Bay Trust Company, held its annual stockholders’ meeting and luncheon on Monday, May 16, 2005 at Indian Creek Yacht and Country Club, Kilmarnock. Chairman Ammon G. Dunton, Jr. welcomed over 200 stockholders to the meeting.

Peggy George, Assistant Corporate Secretary, reported that by proxy and in person 85% of the company’s stock was represented.

Allen C. Marple and Austin L. Roberts, III were re-elected to the holding company’s board of directors, each to serve a three-year term.

Chairman Dunton introduced the first speaker, Mrs. Hazel S. Farmer. Farmer is the Corporate Secretary for Bay Banks of Virginia and is a Senior Vice President with Bank of Lancaster. She is also the chairperson for the Bank’s 75th Anniversary Committee and in her remarks gave the stockholders an in depth report on the activities and programs surrounding the company’s milestone celebration.

Farmer first talked about why such a celebration is being held and paid tribute to the Bank’s founding fathers, noting that “we’re not just celebrating 75 years of banking – we’re celebrating 75 years of caring for our communities and this aspect of caring goes back to our very roots. In 1930, the Great Depression had ravaged our nation and financial institutions all over the country were closing their doors. There was a group of community leaders in and around the village of Kilmarnock that knew their friends and neighbors needed a bank … leaders like John F. Gouldman, Jr.; Robert O. Norris, Jr.; Dr. B. H B. Hubbard; W. B. Crawford; W. Collin Chilton; A. R. Beane; A. B. Acree; L. H. Rice. Our Bank opened on Monday morning, November 3, 1930 with four employees and assets of approximately $481,000. Today we have 120 employees and assets of over $300 Million but the vision is the same. We want our friends and neighbors to have a safe depository for their money; we want to have money available to loan so that people can purchase a home, own and operate their business, send their children to college, plan for a secure retirement. We are here as community bankers to help our friends and neighbors improve the quality of their lives … the same reason our Bank was started 75 years ago … and that’s what our 75th celebration is all about … caring for our communities.”

Farmer also addressed the Bank’s commitment to community, noting that paying “civic rent” is a part of the company’s mission. She stated “whoever invented bankers’ hours was not talking about Bank of Lancaster! We pay our civic rent individually and corporately and there are very few events, if any, where you don’t find a Bank or Bay Trust representative with their sleeves rolled up helping with everything from Westmoreland’s Fall Festival to White Stone’s Friday by-the-Rivah and everything in between. We have a community calendar with over 50 events and every member of our company family signs up for two or more events each year. It is a part of who we are and what we do as community bankers. Providing manpower to our civic and charitable events is just one more source of caring for our communities.”

She paid tribute to her co-workers, noting that she has the privilege of working with one of the greatest teams anywhere. She also paid tribute to many of her mentors during her 36-year banking career, stating that a part of the celebration has to be recognition of those individuals who shaped the company’s history. “Their longevity … 32 years … 38 years … 41 years … their experience, knowledge and commitment … that is what we’re celebrating … individuals such as Ran Chilton, E. J. Webb, Jr., Bettie S. Wayman, Jim Carter, Garnett Mercer, ‘Ma’ Brown, George Noblett, W. T. James, Jr., Driscoll Pitman, Mary Willey Gibson … to name only a few … it wasn’t just a job to them … it was a part of who they were and they cared about the service we provide.

“That commitment continues today. I think of the work Linda Morris and Ken Bransford do with the various Rotary Clubs, Austin Roberts being the driving force in bringing the YMCA to our Northern Neck … those are the kind of people I work with and that’s the kind of leadership we’re celebrating.”

Relative to 75th anniversary events, Farmer reported on the Bank’s 75th commemorative calendar, which incorporated drawings by local youth. “We didn’t want to do a calendar with nostalgic photos; we wanted to involve the children of the Northern Neck so we contacted our local schools to see if they would participate in an art contest. We were extremely pleased when 12 schools throughout the area agreed to participate. We provided a donation to each Art Department that participated, provided a certificate of appreciation to each student whose art made it to the judging table, and each student whose artwork appeared on the calendar received a $75 Series EE Savings Bond. Our program was even recognized by the American Bankers Association.

“The Bank’s 75th Anniversary Cookbook has also been a wonderful success. Proceeds from the sale of the book are donated to the Northern Neck Meals on Wheels Program and in January we were able to contribute $2,300 to this worthwhile endeavor. Very shortly we will be able to make a donation in the neighborhood of $1,800 and we thank our friends and neighbors for purchasing the book and helping us to support this important community service.”

Farmer also reported on a time capsule and a moveable time line that are being prepared; a special commemorative print that is being done by well-known artist Franklin Saye; partnership plans for several joint celebrations between the Bank and the Town of Kilmarnock, which is also celebrating 75 years; and plans for anniversary parties at all of the Bank’s locations throughout the Northern Neck, concluding with a grand celebration and open house at the Bank’s new home office in Kilmarnock.

“75 years of caring for our communities plus 75 years of support from those communities is a wonderful partnership,” Farmer stated. “We have been very fortunate to have been on an exciting journey since 1930 and the future for our company and for our communities is bright because of the work we have all accomplished together.”

In his opening remarks, President and CEO Austin L. Roberts, III reported that 2004 was a good year for Bay Banks of Virginia with many successes. During the year, Company assets reached an all-time high of $300 Million. Loans saw a 13% increase, the best one-year increase in the company’s history, ending the year at $215 Million, a $25 Million increase over the prior year. And Roberts reported, “while loans grew, loan quality remained strong. Loans delinquent over 30 days was 1.37% of total loans, as compared to 1.77% in 2003.”

Net income was 8.5% higher in 2004 than the prior year. “We had set a goal to improve net interest margin and I’m pleased to report that we did this,” Roberts stated, “3.67% up from 3.53” the prior year.”

Bank of Lancaster deposits also increased to a record level. “The brightest spot,” Roberts noted, “was in our checking accounts, which saw a 13% increase. We have a strong desire to establish relationships with our customers and checking accounts are the bedrock of such relationships so it was very rewarding for us to see such an increase.”

Roberts further reported that in 2004, Bank of Lancaster continued to hold the largest market share of deposits in the Northern Neck. Of the banks having offices in this market area, Bank of Lancaster holds 31% of the deposits, a lead that increased over the prior year. Roberts stated, “this gives us a 6% lead over our nearest competitor, which is 2% greater than the prior year. This dramatic advancement, is only possible due to the conscientious, dedicated and knowledgeable leadership provided by our company’s board and management team and executed by an able and committed company family.”

Roberts also noted that assets managed by Bay Trust Company have grown from under $130 Million to over $150 Million.

“We must always be a safe and sound financial institution,” Roberts stated. “By any and all measures we are this. The regulatory agencies establish minimum capital requirements for banks and our capital position is more than double any of these requirements. The Federal Deposit Insurance Corporation (FDIC) classifies the Bank of Lancaster in its highest category and many bank research companies have also given our Bank high marks for safety and soundness.

“We will not rest on our successes,” Roberts stated. “Through the first four months of our 75th” year, loans have grown another $10 Million, or nearly 5% over our year-end total. Our checking accounts have grown another $4 Million, a four-month increase of 10%; and net income is also a bright spot. Through April 2005 we have enjoyed net income of $790,000, or $220,000 over the first four months of 2004. While we have many months left before 2005 comes to a close, our 75th year is poised to be our best ever.

“The sky above is not without clouds,” Roberts stated,” even though we have reported good results and strong momentum. Today banks in our Country must comply with over 8,000 pages of regulation and the number continues to grow. It is very important to us that we protect our depositors, ensuring a healthy banking system and maintaining investor confidence; however, the cumulative weight of compliance is almost overwhelming. It has been heard on occasion in our halls, ‘what we do now is compliance with a little banking when we have time.’ The burden caused by regulation has become over-reaching.” Roberts encouraged the stockholders to make their views known to our legislators so that banks, especially community banks, can once again take care of banking without the weight of today’s compliance overload and its financial burden to the company.

In closing, Roberts stated, “our company has a proud history. It has been written that the great use of life is to spend it for something that will outlast it. By devoting ourselves to the endless journey towards excellence and making a difference, each of us will have been a part of passing a little something on to those that follow. Remembering what makes us different is the difference we make. Simply put, our mission is to make the world of which we are a part a better place to live. We do this in part by optimizing the long-term returns to our stockholders, by helping our customers achieve economic success and financial security, by creating a place where our company’s family members can grow and be fulfilled in their work, and by working to make the communities we serve a better place. Doing all of this has allowed us to have the results I have just reported.”

Chairman Dunton opened his comments by stating “I am very pleased to be able to add to the good news shared with you already by Mrs. Farmer and Mr. Roberts. In 2004 the Bay Banks’ dividend was increased from $.57 per share paid in 2003 to $.605, an increase of more than 6%, more than double the rate of core inflation. Many of you are familiar with the S&P 500 Stock Index, which consists of America’s 500 largest and highest regarded companies. On May 2nd, Standard & Poors introduced a new index with the S&P 500 known as ‘dividend aristocrats.’ To be eligible as a dividend aristocrat, a company has to not only have paid dividends for 25 years but to have increased dividends for 25 consecutive years. Only 57 of the 500 S&P stocks qualified in 2005. Ten years ago there were only 48 such stocks.” Dunton stated, “I am pleased to report that Bay Banks has not only increased dividends for 25 years but we have increased dividends each year for 33 consecutive years. There are very few companies that have achieved that record!

“While our stock has been basically flat for about two years, the yield on Bay Banks’ stock is over 4%, far more than the 1.7% reported by Value Line as the yield of 1,700 largest U.S. corporations. The S&P 500 stocks also average 1.7%. This is also a much better yield than what is now being paid on savings accounts or money market funds, and even on most certificates of deposits.”

In his closing remarks, Dunton noted the retirement during the year of Director A. Wayne Saunders. He also noted the passing during the year of two retired directors, James “Jim” N. Carter with Bank of Lancaster and Charles H. Rotert with Bay Trust Company. Recognized with a plaque of appreciation was retiring Bay Trust Company Board Chairman William A. Creager. Creager served on all three boards of the Bay Banks’ family: Bay Banks, Bank of Lancaster and Bay Trust Company. Creager was thanked for his years of dedicated service by Bay Trust Company President Robert C. Berry, Jr. and Berry presented Creager with a framed Resolution that had been adopted by all three Boards of Directors.

The Bay Banks Board of Directors previously declared the second quarter dividend for 2005. The dividend was declared at $.155 cents per share and will be paid on June 24, 2005 to stockholders of record June 10, 2005. This dividend will be paid on 2,366,561 shares for a total of $366,817, bringing total dividends paid to date for 2005 to $731,757.

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